SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

December 28, 2007
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York 10005	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(Former Name or former Address, if Changed Since Last Report)

Item 8.01 Other Events

On December 28, 2007, HOMI Israel Ltd. (“HOMI Israel”), which is a wholly owned subsidiary of Hotel Outsource Management International, Inc. (“HOMI”) and which indirectly owns 60% of HOMI South Africa (Pty) Ltd (“HOMI SA”), entered into an agreement (the “Agreement”) with Ice Maiden International Ltd and its beneficial owners (“Ice Maiden”), which owns 40% of HOMI SA, pursuant to which it was agreed that HOMI Israel will purchase Ice Maiden’s 40% holding in HOMI SA. As a result, HOMI SA will become a wholly owned subsidiary of HOMI (indirectly held).

Under the Agreement, the purchase price to be paid for all of Ice Maiden’s shares in HOMI SA will be the nominal sum of $1.

Ice Maiden has previously made a shareholder loan to HOMI SA. The outstanding balance of the Shareholder Loan, including accrued interest, is approximately $185,000 (the “Shareholder Loan”). Ice Maiden and HOMI Israel agreed that with the sale of Ice Maiden’s shares in HOMI SA, the Shareholder Loan will be repaid.

Ice Maiden and HOMI Israel will also cause HOMI SA to sell to Ice Maiden the minibar equipment owned by HOMI SA and installed at two hotels in Johannesburg, South Africa, and assign to Ice Maiden the agreements with such hotels regarding the operation of such minibars.  The consideration for such sale and assignment, in the amount of approximately $102,500, will be set-off against the Shareholder Loan, and the balance of the Shareholder Loan will be repaid to Ice Maiden in cash.

The Agreement does not contain non-competition provisions. Under the Agreement, HOMI SA and Ice Maiden shall each pay the other certain commissions from future operations in certain regions of South Africa.

The Agreement also contains various provisions relating to the period of transition during and immediately following the closing of the Agreement.

January 4, 2008		Hotel Outsource Management International, Inc.

	By:	/s/ Jacob Ronnel
	Name:	Jacob Ronnel
	Title:	President and Chief Executive Office